EXHIBIT 10.10

                        MediaNet Group Technologies, Inc.
               1515 N. Federal Hwy. Suite 300 Boca Raton, FL 33432
                       Phone 561-392-4550 Fax 561-864-1065
 www.medianetgroup.com www.brandaport.com www.bsprewards.com www.doodyville.com


December 1, 2003


Board of Directors of MediaNet Group Technologies, Inc.
1515 N. Federal Hwy.  Suite 300
Boca Raton, FL 33432


Gentlemen:

This letter shall confirm my agreement to defer all salaries due me through December 31, 2004. Said deferred salary will be due and payable on January 1, 2005, without interest.

If mutually agreed, I will have a right to exchange, on a quarterly basis, any or all of the accrued salary for restricted common shares of the Company to be valued at $1.65 per share.

Yours truly,

/s/ Martin Berns
Martin Berns
Chief Executive Officer